Exhibit 107

CALCULATION OF FILING FEE TABLES

SCHEDULE 14A
(Form Type)

Performant Healthcare, Inc.
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$663,946,885.25(1)	0.00015310	$101,650.27(2)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$663,946,885.25
Total Fees Due for Filing			$101,650.27
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$101,650.27

(1)
Aggregate number of securities to which transaction applies: As of August 20 2025, the maximum number of securities of Performant Healthcare, Inc. (the “Company”) to which this transaction applies is estimated to be 85,672,811, which consists of (a) 79,512,227 shares of shares of the Company’s common stock, par value $0.0001 per share (the “common stock”), which may be entitled to receive the per share merger consideration of $7.75 (the “Aggregate Per Share Merger Consideration”), (b) 10,000 shares of common stock underlying outstanding vested and in-the-money Company stock options which may be entitled to receive the excess of the Aggregate Per Share Merger Consideration over the exercise price per stock option, (c) 5,834,539 shares of common stock underlying outstanding restricted stock units whose vesting is conditioned solely on service-based vesting conditions (“RSUs”) which may be entitled to receive the Aggregate Per Share Merger Consideration, and (d) 316,045 shares of common stock underlying outstanding restricted stock units granted whose vesting is conditioned in full or in part based on achievement of performance-based goals or metrics (“PSUs”) which may be entitled to receive the Aggregate Per Share Merger Consideration.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of August 20, 2025, the underlying value of the transaction was calculated based on the sum (a) the product of 79,512,227 shares of common stock and the Aggregate Per Share Merger Consideration of $7.75; (b) the product of 10,000 shares of common stock underlying outstanding stock options multiplied by the excess, if any, of the Aggregate Per Share Merger Consideration of $7.75 over the per share exercise price of the vested underlying stock option; (c) the product of 5,834,539 shares of common stock underlying RSUs and the Aggregate Per Share Merger Consideration of $7.75 and (d) the product of 316,045 shares of common stock underlying outstanding PSUs and the Aggregate Per Share Merger Consideration of $7.75. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00015310.